FOR IMMEDIATE RELEASE

                                DECEMBER 17, 1996

                CHECKERS DRIVE-IN RESTAURANTS, INC. (CHKR:NASDAQ)

                      CHECKERS ANNOUNCES MANAGEMENT CHANGES
                         AND PROPOSED PRIVATE PLACEMENT

FOR MORE INFORMATION PLEASE CONTACT:
JAMES T. HOLDER, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER 813-441-3500

CLEARWATER, FL -- DECEMBER 17, 1996 -- CHECKERS DRIVE-IN RESTAURANTS, INC. (CHKR:NASDAQ) today announced that C. Thomas Thompson has been appointed as Vice Chairman and Chief Executive Officer of Checkers, replacing Albert J. DiMarco. Mr. Thompson is the President and Chief Operating Officer of CKE Restaurants, Inc. ("CKE"), the parent of Carl Karcher Enterprises, Inc., Casa Bonita, Inc. and Summit Family Restaurants, Inc. Mr. Thompson has over 25 years experience in the fast food industry, having previously managed seven markets for Foodmaker, Inc., the franchisor of Jack In The Box restaurants, and as a franchisee of Carl Karcher Enterprises.

      The Company also announced that members of its new lender group, led by CKE, have committed to invest approximately $20 million in Checkers through the purchase of shares of Checkers common stock in a private placement. CKE has committed to close in the next 30 to 45 days, subject to the negotiation of definitive documentation, an agreement on pricing of the stock and the receipt of a fairness opinion from an investment banking firm.

      Commenting on the management change, Fred Fisher, Chairman of the Board of Directors of Checkers, said "Mr. DiMarco was brought on board to get Checkers turned around. He has succeeded in restructuring the Company's outstanding credit facility on acceptable terms and, more importantly, with a lending group that believes in the future of the Company and is willing to invest in Checkers' future. All of us thank Mr. DiMarco for his service and we wish him the best of luck in his future endeavors."

      Mr. DiMarco stated that "My job here at Checkers is done. I did what I came to do - get Checkers started on the next phase of its corporate life. I think Checkers' situation can continue to improve under the leadership of Mr. Thompson and the support of the Company's new lender group."







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      Mr.  Thompson  stated that "I look  forward to helping  Checkers  meet the challenges of the fast food marketplace. I believe that the lessons we have learned at CKE during its turnaround will be useful at Checkers and that the programs and policies that we have put in place at CKE will be equally beneficial to Checkers. While there is obviously still a lot of work ahead, Checkers is now positioned to move forward into the future."

      Checkers Drive-In Restaurants, Inc., celebrating its 10th Anniversary this year, is one of the largest double drive-thru restaurant chains in the United States. Checkers develops, owns, operates and franchises restaurants that offer high-quality food, fast service and everyday value prices. Checkers is headquartered in Clearwater, Florida and is traded on the Nasdaq Stock Market under the symbol "CHKR".

























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